                                                                 EXHIBIT (a)(52)

Forward Looking Comments

- These materials contain forward looking statements. These statements reflect PeopleSoft's current beliefs and are based on information currently available to PeopleSoft. Actual results may differ materially. For a more detailed discussion of information regarding risks that may affect the Company's operating results, please refer to the Company's most recent Report on Form 10-K or Form 10-Q. The Company undertakes no obligation to update or revise these forward looking statements.

Financial Measures

- These materials reference results and projections from recurring operations, a non-GAAP financial measure. For a reconciliation of GAAP to non-GAAP financial measures please see PeopleSoft's website at www.peoplesoft.com or exhibit (a)(54) attached hereto.

Certain statements in this transcript have been corrected to reflect the intended meaning of the speaker.

--------------------------------------------------------------------------------

                                                                FINAL TRANSCRIPT

[CCBN STREETEVENTS(SM) LOGO]

CCBN STREETEVENTS CONFERENCE CALL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

EVENT DATE/TIME: SEP. 04. 2003 / 4:00PM ET
EVENT DURATION: N/A

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

CORPORATE PARTICIPANTS

CRAIG CONWAY
President, CEO and Director - PeopleSoft, Inc.

ROBERT DUTKOWSKY
Chairman, President and CEO - J.D. Edwards & Company

KEVIN PARKER
Executive Vice President and CFO - PeopleSoft, Inc.

RAM GUPTA
Executive Vice President of Products and Technology - PeopleSoft, Inc.

PHIL WILMINGTON
Executive Vice President of Field Operations - PeopleSoft, Inc.

MICHAEL GREGOIRE
PeopleSoft, Inc. - EVP

CARA WILSON (PH)
PeopleSoft, Inc. - VP, Corporate Communications

BAER TIERKEL
EVP Worldwide Marketing - PeopleSoft, Inc.

CONFERENCE CALL PARTICIPANTS

REESE RICHARDSON (PH)
Analyst - Alamar Research

TAD PIPER (PH)
Analyst - Piper Jaffray

ANN GRAGNER (PH)
Analyst - Chainlink

JOHN ADAMS (PH)
Analyst - Harkness

BRUCE BURGMAN (PH)
Brad Brothers Harrowman

NATHAN SCHNEIDERMAN
Wedbush Morgan Securities

JASON INERT (PH)
Merrill Lynch Global Securities

UNIDENTIFIED PARTICIPANT

PRESENTATION

(VIDEO INSERT)

UNIDENTIFIED PARTICIPANT

Ladies and gentlemen, please welcome PeopleSoft's President and CEO Craig
Conway.

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

Good afternoon everybody.

So how was your summer? We had a real busy one as it turns out but this is the day that we've been looking forward to for quite some time, Analyst Day. Analyst Day is an opportunity for us to share the business outlook and the financial outlook with the investment community, industry analysts and the press. It's an opportunity to share information about our products, our markets, our competition, our distribution strategy, internal operations and, of course, our financial outlook.

Of course this Analyst Day is particularly interesting because this is the first one that we've had since the acquisition of J.D. Edwards. You may remember after we announced the acquisition of J.D. Edwards we began using a model and the model was, we have a better plan for shareholders and customers and in the next two hours you're going to find out exactly why. You'll see the product road map and the distribution plan. You'll see the financial synergy and I think you too will feel as excited as we've been.

The story of PeopleSoft in 2003, however, is not just about the acquisition of J.D. Edwards. At least it doesn't start there. It starts with a company that was executing pretty well all year long. In less than 12 months, the prior 12 months, PeopleSoft has introduced 10 brand-new HR products, 10, six brand-new financial management products, eight brand-new CRM products and five brand-new supply chain management products. It's a company that has a professional service organization with the highest margin in the industry. In the highest utilization rate in the industry. It's a company with a maintenance stream (ph) and annuity
(ph) that has a renewal rate of 98 percent.

PeopleSoft has been a balanced company. Our revenues are balanced between software licence revenues, professional service revenue and maintenance revenue. Our license revenue is balanced 60 percent U.S. and 40 percent international. We have a company

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

that is a combination of five different product lines, each a profitable contributor. Was PeopleSoft immune from the financial impact of the last 12 months? No. But in 14 of the last 15 quarters, that's almost four years, PeopleSoft met or exceeded our financial guidance. PeopleSoft has achieved earnings per share of 11, 12, 14, 17 cents a share every quarter, even while so called best-of-breed providers' earnings have been a penny or two pennies or a loss.

The story of PeopleSoft doesn't start with J.D. Edwards, it starts with a predictable, well run, well diversified company. But this has also been a company with an appetite and a desire to grow. The acquisition of J.D. Edwards was always about market expansion, growth, not consolidation. The acquisition was always about expanding software license revenues, professional service revenues, maintenance revenues. With J.D. Edwards we found a clear and direct way to do that. Consider this, PeopleSoft has been the leader in six different service industries: financial service, telecommunications, health care, staffing, higher education, government. J.D. Edwards has been the enterprise leader in six asset intensive industries: manufacturing and distribution to the mid market, construction, paper and pulp, real estate, mining, consumer packaged goods. Together these companies would be the leader in 12 industries and a leader in more than 25 industries.

Look at the product expertise and the domain expertise between these two companies. PeopleSoft developed certain products for our service industries that are considered the best or among the best in the world: HR, CRM, supplier relationship management, analytics. J.D. Edwards, likewise, developed products that are regarded for their industries as the best or among the best in the world: manufacturing, distribution, asset management, real estate management. Other synergies. PeopleSoft's a leader selling to the large enterprise market. J.D. Edwards has been a leader selling to the mid enterprise market. Both companies have international distribution but together would have more critical mass in Europe, in Asia, in Latin America. If there's ever been a more compelling combination of software companies with a better opportunity to rapidly expand market share, I've never seen it.

At the same time, these two companies are almost identical in structure. Almost identical in structure. They have the same cost components, the same fixed expense, the same overhead and so there should be a way to drive out cost synergies so that this is not just a market expansion play, it's also an increased earnings play. That was the rationale: big, bold, aggressive. Following the announcement to acquire J.D. Edwards, the reaction from investment analysts, industry analysts, customers was universally positive. The only concern raised was about the integration of the two companies.

Now this word integration is really about a product road map, a distribution plan, cost savings through operational efficiencies, maintaining customer confidence so the revenue stream is not interrupted, maintaining the best and brightest employees of both companies. Those are the things that you'll hear about today. You'll see a detailed product road map. You'll see a detailed distribution plan. You'll hear specific details about the cost savings and the operating efficiencies and the earnings impacts. We'll share all of these things in detail and then it will be clear why all of us are so excited for our shareholders and our customers.

We're going to start with Kevin Parker, executive vice president and chief financial officer. Kevin is going to give a very precise financial update, including the impact of the J.D. Edwards acquisition. Kevin will share specific revenue and earnings guidance for Q3, Q4 and 2004. Kevin will also be making a very significant announcement regarding our stock.

Next you'll hear from Ram Gupta, executive vice president of products and technology. Ram will present the product road map behind the product strategy. Now just as the acquisition of J.D. Edwards was about market expansion and not consolidation, our product strategy is about product expansion, not consolidation. It's about expanding into different markets, different industries and different customers and the best way to do that is not [Gap In Audio] try and consolidate different product lines that are already well suited to their respective industries but rather to use those product lines and improve them so they'll be more competitive for their specific, respective markets.

We're going to do the same thing that Ford did when it acquired Jaguar. Ford expanded into the high-end luxury car market by building on an already pretty good product line and then they made it better. They improved it. How did they do that? Ford transferred their own strength and expertise for quality and reliability into the Jaguar product line where it was needed. Ford transferred their strength and expertise in low-cost manufacturing into the Jaguar product line where it was needed. Ford successfully entered the high-end luxury automobile market by improving on an existing product line, not replacing it.

Same example with BMW when they acquired Mini. BMW didn't acquire Mini to shut it down and consolidated expenses. It acquired Mini to enter a new market but they added their own state-of-the-art ADS (ph), bigger engine, better engine and a heater. Who would have thought. They made the Mini better and they had one of the most dramatic and successful entrees (ph) into a new market.

PeopleSoft's using the same strategy. We're expanding into new markets and new industries using the product lines that have already been successful in those markets but we're making them better. So Ram's going to tell you about three product families directed at three different markets. First, we're now the largest provider of enterprise software for the IBM I-series AS400 product line. That traditional product line will be called the PeopleSoft World product line. We're also now the largest provider of enterprise software to the mid market and that offering, single database, pre-bundled, rapid implementation, that product line will

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

be called PeopleSoft One. And, of course, PeopleSoft continues to be the second largest enterprise software provider to large enterprises and that product line will be called PeopleSoft Enterprise. Ram will talk about immediately improving these product lines by transferring core strengths and functionality into each of the product lines. Ram will show you how these improved product lines should be so superior but they should never lose competition in the market place.

Next you'll hear from Phil Wilmington, Executive Vice President of Field Operations. Phil will present a field deployment model, a field distribution model, including the structure of the sales organization and also the arming of the sales organization. Phil will talk about the market opportunity that he has sensed already from meeting with customers.

Finally, you'll hear from Michael Gugar (ph), executive vice president of professional services. As some of you know, Michael took over PeopleSoft's Professional Service Organization three years ago when it was a high volume, low margin or no margin operation for us. Today PeopleSoft has a professional service organization that is a strong contributor to our top line revenue and a strong contributor to our margin. Mike created what we believe is the most successful consulting and training operation, certainly among the software companies, maybe among the professional service industry. An organization with the highest average billing rate per hour. The highest utilization per hour. The lowest bench in the industry. A professional service organization that has a customer satisfaction rating of 91 percent. So Michael will talk about the opportunity that he has with J.D. Edwards now.

So, that's the lineup of speakers. We'll end with a Q&A session. And before we get started, I thought I'd give you a sense of what life has been like for the last 60 to 90 days.

When we originally announced the acquisition of J.D. Edwards on June 2nd, we fully expected and were prepared for criticism because when it comes to software acquisition, usually everyone is critical but on June 2nd something different happened, everyone was supportive. Investors did not sell off the stock. Industry analysts said they thought this was a good idea. Customers were enthusiastic. The only concern in the first few days came from a competitor and that may be the strongest sign yet of the potential of the acquisition of J.D. Edwards by PeopleSoft in the market place.

As you know, we were able to accelerate the acquisition of J.D. Edwards to July 17th and since that date, every surprise has been a pleasant surprise. On the first business day following the acquisition of J.D. Edwards, I flew my extended management team, more than 35 people, to Denver, Colorado, and we presented to the J.D. Edwards employee base. And I stood in front of 2,500 employees and I did not find them fearful, apprehensive, anxious, suspicious. I stood on stage and I felt an audience that was galvanized and enthusiastic about the opportunity and every J.D. Edwards customer that I have met since that time has also been very supportive, even anticipatory because J.D. Edwards customers believe that this acquisition will be beneficial to them. In fact, PeopleSoft customers believe that the acquisition of J.D. Edwards by PeopleSoft will be beneficial to them.

Just like Jaguar owners were excited about the prospect of having a reliable car with a five-year, 50,000 mile warranty, with a sticker price $10,000 less than the prior year, PeopleSoft customers are excited about the prospect of a dramatically improved manufacturing and distribution capability. A world class asset management capability. Real estate management. And J.D. Edwards customers are excited about the prospect of a dramatically improved HR capability, CRM capability, supplier relationship management capability, analytic capability. The fact is that there is a clear and present and immediate benefit for customers of both J.D. Edwards and PeopleSoft, more than 11,000 customers, and that represents a tremendous up-sell in cross sell opportunities for PeopleSoft.

And so, before I turn things over to Kevin Parker, I'd like to introduce the co-architect of the merger of PeopleSoft and J.D. Edwards, the CEO, President, and Chairman of J.D. Edwards Bob Dutkowsky.

ROBERT DUTKOWSKY - CHAIRMAN, PRESIDENT AND CEO - J.D. EDWARDS & COMPANY

Good afternoon. It's a pleasure to be here with you this afternoon. It's been almost 11 months since Craig and I first sat down and talked about the advantages of combining J.D. Edwards and PeopleSoft. We saw an opportunity to create a company that would have more products, more industry support, more global service, a bigger footprint, and with nearly 13,000 people who are focused solely on creating application solutions for our customers. Since that time, much work has gone into integrating the two companies together and today we hope to be able to show you a progress report as to where we are with the integration of the two companies.

Clearly our customers see the advantage of J.D. Edwards and PeopleSoft together. They see more choices. They see more opportunities. Our partners see a company that's more attractive to partner with, that brings more business opportunity and thus has the opportunity to create more business for them. We see the opportunity to build a company that could grow faster and be more profitable. We see a company that our competitors have more fear in than they've ever had before. So today we're going to, to use Craig's analogy, we're going to take the opportunity to let you take a peak under the hood of where we are in building this company that's going to change the software industry.

I very much appreciate you coming and spending all the time with us today and we look forward to your active involvement in the meeting today.

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

Thanks.

Craig, thank you very much.

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

Great. Well let's get started with the financial review of PeopleSoft, Executive Vice President and CFO Kevin Parker.

KEVIN PARKER - EXECUTIVE VICE PRESIDENT AND CFO - PEOPLESOFT, INC.

Thank you and welcome.

I'm very glad to be here this afternoon. As Craig mentioned, we're going to give updated guidance not only about Q3 and Q4 but 2004 as well and I think you're going to walk away very excited about where we are and the opportunity with PeopleSoft and J.D. Edwards. Let's start with 2004 and talk about what our expectations really are.

As we look at our total revenues for 2004, our current expectations for license revenue is between $700 and $715 million and I'll take you through the assumptions that builds up to that but a very exciting increase. Obviously with J.D. Edwards included for a full year but we have some growth anticipation as well and some synergies in there as well and both Phil and Ram are going to talk about those. On the professional services side we're expecting revenues to come very close to $1 billion in 2004, between $975 and $990 million for the full year. On the maintenance side we actual (ph) crossed $1 billion threshold with PeopleSoft maintenance topping $1.16 or almost $1.175 billion for the full year of 2004. As we look at the total revenues, that puts us very nicely in the range of about $2.8 to $2.9 billion of aggregate revenue for the full year.

So that's a very exciting combination and very exciting in terms of the overall growth of the business. But what's more exciting to us is what we're looking for on the bottom line. As we think about the pro forma results, and I'm excluding the impact of purchase accounting at this point. We expect our operating margin on a pro forma basis to beat (ph) 17 percent or greater for the full year. We expect our earnings per share, again excluding the impact of purchase accounting, primarily the amortization of intangible assets, to be between 90 and 95 cents for the full year of 2004. So a very exciting combination and I think you can see the dramatic change in PeopleSoft business with J.D. Edwards together.

As we look at our license revenues, we continue to expect that we will have a very well balanced license portfolio. We have about 11,000 customers together. We'll continue to see up-selling and cross-selling representing a major opportunity for us to generate revenue but we will also continue to win business with new customers. We brought in about 100 new customers in Q2 last year alone. It will continue to account for a more than 33 percent, now (ph) closer to 36 percent of our total license revenues in the coming year. So a tremendous opportunity in the installed base but a tremendous opportunity with new customers as well.

Let's look at license revenue and look at some of the details behind that $700 to $715 million. We're really expecting about a 5 percent growth in our core business. This is just simply the business of PeopleSoft and J.D. Edwards. We're continuing to see our pipeline improve and we certainly saw our close rate increase during the second quarter of this year and we're continuing to be optimistic about the future and a 5 percent growth I think is a modest growth rate in an overall environment but we're looking forward to that. We're also identified (ph) very specifically about $30 to $40 million in additional revenue synergies and opportunities and it's a very explicit list of products and Ram and Phil are going to talk about not only the go-to-market strategy but the development strategy around those cost selling opportunities. We also, as Craig mentioned, have expanded verticals, expanded products in brand-new markets for PeopleSoft to be in. So that's really the underpinning (ph) behind the $700 to $715 million of license revenue.

On the consulting side, PeopleSoft continues to have industry leading results. As Craig mentioned, we have one of the highest billing rates in the industry, the highest utilization in the industry and it's an important contributor to our overall gross margin and we've seen our margins in the services business continue to expand over the past several years, driven in large part by the success in consulting. Mike Gugar's (ph) going to come up in a few minutes and take you through some of the details behind that but we expect to leverage that PeopleSoft experience into J.D. Edwards and immediately in 2004 generate about $30 to $40 million in pre-cash profit improvement simply by moving to our model.

When we think about maintenance, the maintenance is fairly straight forward. We're expecting greater than 10 percent growth in our overall maintenance. We have a very high renewal rate for our customers, greater than 98 percent. The license revenue that we generate every quarter is simply additive to that overall renewal rate. We've seen our maintenance revenues grow at double-digit rates for the last two years and expect that to continue. One of the important things, and we'll talk about the purchase accounting in a few moments, is understanding a little bit what happens to deferred maintenance. As part of purchase accounting, there's a defer or write down to the J.D. Edwards deferred maintenance balance as of July 17th of this year. We would have had about $650 million in deferred maintenance balance collectively. The J.D. Edwards balance of about $200 million gets written down to $50 million as part of the purchase accounting. That is a one-year impact. We'll see that balance continue to grow and increase through 2004 and we expect to exit 2004 with a deferred maintenance balance of $650 million or perhaps greater. So we'll see that impact as well.

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

Let's talk about some of the financial synergies that we've identified. Clearly we've talked about the cross-selling opportunities that we've got here in front of us of $30 to $40 million but we have a very specific list of additional synergies that are available to us and we have a great deal of information around that as part of our due diligence and part of our ongoing integration work and I'd like to take you through that.

If we think about our overall expense synergies, we've identified a very specific list and there's a plan behind each one of these that backs it up, that says here are the opportunities that we have to generate additional values of
(ph) business combination. Certainly, from a G&A perspective, we have a lot of overlap. We have about 1300 to 1400 people in G&A. We have duplicate almost every function with in the G&A organization. We'll see that slim down over time and we'll see that generate about $10 to $15 million of additional bottom line improvement for us. On the IT side we have duplicate infrastructures, simply bringing to one common architecture one set of business applications, processes and things like that will generate another $15 to $20 million of savings for us. On the facilities side, as we look around the world, J.D. Edwards and PeopleSoft are in almost 50 cities around the world in locations that are very close to each other. In fact, some of our offices, you can see the J.D. Edwards office from our windows. By bringing them all together and co-locating all of those facilities, we'll generate about $18 to $20 million worth of savings in 2004. On the marketing side, certainly duplication in programs. We have two PR agencies, two ad agencies, two advertising budgets. Simply going to market under the PeopleSoft brand will generate additional savings for us in the neighborhood of $25 to $27 million in 2004.

Consolidation of the sales organization and we're going to talk a little bit more about that and Phil's going to certainly go through the deployment model and some of the progress we've made from the sales perspective. But in terms of consolidation, bringing us down to one forecasting system, one commission accounting system, one management infrastructure and one sales operations infrastructure, we'll generate another $30 to $35 million of savings in 2004. We talked about the consulting in terms of the utilization in bringing it over to the PeopleSoft business model, generating $30 to $40 million of additional savings and simply looking out over the cost of the rest of the organization we've identified about a $9 to $10 million additional improvement just in purchasing, contracting and running our business on a consolidated basis. If we add all of that up, our total identified synergies to date are about $167 to $207 million. Very consistent with our original expectations of about $150 to $200 million. These are very specific items. We have detailed plans in place to support all of these and we're making steady progress toward achieving those goals.

As we think about some of the other synergies, certainly one of the areas that has been in the news, unfortunately, is head count. I want to set everyone straight on where we are from a head count perspective and make sure we have all the facts available to us. If we look at PeopleSoft and J.D. Edwards, we have about 13,000 people in total. About 8,000 at PeopleSoft and about 5,000 at J.D. Edwards. If we think about the combined organization, we are anticipating about a 7 percent reduction in our overall head count. This is a number that's very consistent with the first day that we announced the deal. We had -- on that call, on that earnings call, excuse me, on that announcement call, we indicated that there were duplicate head count in G&A, marketing and middle management and we're planning on reducing over time, over the next three to four quarters, the overall head count of the company between 750 and 1,000 people.

Let's talk a little bit about what that actually is. It's really in G&A, it's in marketing in terms of the duplication in marketing, it's duplication in middle management structures. What it is not, and I want to make this very clear, is no reductions in our development or virtually no reductions in our development organizations, no reductions in quota carrying sales reps and no reductions in billable consultants. This is a combination of these two businesses and we're driving some synergies out of it but we're not reducing our ability to develop and have a very active and vibrant product pipeline, our ability to go to market and be successful and our ability, from a consulting side, to deliver the services our customers expect.

If we think about our 2004 operating margin, it's important to go through where the revenues are going to be and what the relative contributions are going to be at the same time. We expect for 2004, for the full year, our license margin to be between 88 and 90 percent for the full year, fairly consistent what PeopleSoft has enjoyed historically and it really represents the combination of the two businesses. Services margin will continue to be very strong at 54 to 55 percent, very consistent with PeopleSoft's historical performance. That also, by the way, includes the purchase accounting impact in terms of the impact on the services margin. Filling out the rest of the P&L and our business model, product development expenses, the percentage of revenue will be about 16 percent for the full year. Sales and marketing consistent with PeopleSoft's historical results will be about 25 percent and G&A about 6 1/2 to 7 percent for the full year of 2004. And, again, our pro forma operating margin will be up 17 percent or greater for the full year.

Thinking about that pro forma and translating that into a GAAP EPS, there's two things that need to come out of that. Certainly the impact of the deferred maintenance. That one time, one year write down of deferred maintenance that comes out of purchase accounting will be about 18 cents a share in terms of our total impact. The amortization of the intangible assets, really the amortization associated with the software and of the intangible assets coming through the acquisition, will be about 14 to 15 cents for the full year, resulting in a GAAP EPS for the full year of 2004 of 57 to 62 cents on an ongoing basis.

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

Let's talk about 2003. I'm going to update our guidance for 2003 and give a little background of where that's coming from and what our expectations are. Let's start with Q3 of 2003.

We're updating our guidance here today in a couple of areas. In terms of our overall license revenue guidance, we're now expecting our license revenue to be between $135 and $150 million for the full year. That's an increase from our earlier guidance, on a stand alone basis, of $85 to $95 million. That's the guidance we gave at the end of the second quarter. J.D. Edwards had a fairly strong quarter for their quarter. Their third quarter ended July 31st. They did in excess of $40 million of overall business. A little bit more than half of that was generated after the close. And so as part of the accounting process, we get to count that as part of our revenue.

But, as we did say at the end of the second quarter, our close rate has improved. We continue to see the pipeline being at very strong levels and we're confident our guidance and license revenue at $135 to $150 million of revenue. That would cause an increase in our overall revenue. Our total revenue will be about $575 to $590 million for the third quarter and our pro forma EPS, again excluding the impact of purchase accounting and the impact of the deferred asset -- excuse me, the deferred revenue will be about 10 to 11 cents for the quarter ended September. So that's an update to our Q3 guidance.

Let's go through the time line of consolidation. This is a bit of the accounting trivia for all the accountants in the room. I see them busy writing notes. For the rest of you, just stay asleep -- just stay awake just a few moments longer.

The time line for consolidation I think is fairly precise. Our quarter began on July 1st. From July 1st to July 17th there's no ownership interest, so there's no consolidation between PeopleSoft and J.D. Edwards. From July 18th, the day after the close of the tender offer, to August 29th was when the deal was completed, we owned a little bit more than 85 percent of the overall combined -- of 85 percent of J.D. Edwards and so we count all of the revenue and have to account for the minority interest in the profit as part of our P&L. From August 29th through September 30th, obviously it's a 100 percent consolidation. So the results for Q3 are a bit mixed in terms of the impact on PeopleSoft but the time line I think is fairly precise.

I also want to take the opportunity to update our guidance for Q4.

As we look at our -- the various components of our revenue for Q4, we're going to increase our revenue in terms of license revenue. Our license revenue expectations for Q4 now is $160 to $175 million. The previous guidance for Q4 was $125 to $135 million. So this represents a continuing increase, the full consolidation of J.D. Edwards and a robust outlook for Q4. That increase in our overall license revenue, plus the combination of PeopleSoft and J.D. Edwards in maintenance and professional services will drive our total revenue north of $600 million for the quarter. We should be about $615 to $630 million in total revenue for the fourth quarter of this year and that will generate a pro forma EPS of 16 to 17 cents for the quarter and, again, the pro forma excludes the impact of amortization and deferred revenue. It's deferred maintenance.

What does that mean for the full year of 2003? For the full year of 2003 we're now expecting our license revenue to top $500 million or come very close to that. $485 to $515 million of total license revenue for the year, that's a significant increase. We had been just a little bit north of $400 million for the year. Our total revenue will be about $2.145 or very close to $2.175 billion and our pro forma EPS for the year will be about 52 to 55 cents.

Here's a little bit more of the detail accounting. I won't go through all of this and all of this will be available on our web site at the close of this presentation but, on a pro forma basis, we're also expecting some -- the impact of deferred maintenance. Plus, in this quarter an in-process (ph) R&D write off, obviously associated with the (ph) purchase accounting, some cost associated with severance for the head count reductions we were talking about, plus the incremental amortization of bringing our GAAP EPS down to about 9 to 10 cent loss from a 10 to 11 cent profit on a pro forma basis. Very consistent with what one would expect during the first quarter of an acquisition. For Q4 we're expecting to be very close to break even, 16 to 17 cents on a pro forma basis. The deferred maintenance impact here now for a full quarter very close to 2 cents. We should have a 1 to 2 cent facility restructuring charge in the fourth quarter of this year and a projected GAAP EPS at a loss of 1 to 2 cents or very close to break even for the fourth quarter.

Let's talk for a moment about the total consideration paid and the allocation of that. The total consideration paid by PeopleSoft to J.D. Edwards, we certainly saw the cash and stock component of it. The cost of the assumed options was about $83 million. We assumed liabilities, about $106 million, for a total acquisition cost of about $1.9 or very close to $2 billion in terms of total consideration paid. That consideration paid, in terms of purchase allocation, gets allocated as flows. We acquired net tangible assets of about $478 million. So you'll see that in our balance sheet. The intangible assets were just shy of $700 million. This is the intangible assets associated with intellectual property and software and so on. There's a deferred tax impact, a negative deferred tax impact of about $228 million. The IP R&D, relatively modest, about $14 million in total and we generate about $1 billion in goodwill. So all of that will be reflected on our balance sheet as of September 30th. And, again, the purchase price being just a little bit shy of $2 billion.

The other announcement that Craig wanted -- that mentioned today, that we're announcing today, is our board of directors has approved a stock buyback. We're going to be executing a stock buyback of about $350 million. It is very accretive to our 2004 earnings. In fact, we expect the impact in 2004 to be about 3 cents

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

a share. We actually expect to complete this, and we're going to be very diligent about this, to complete this buyback by December 31st of this year. We look forward to reporting before our Q4 results are final that we will have completed the stock buyback. It's important to note, too, that in terms of the stock buyback, even after the stock buyback, PeopleSoft in combination with J.D. Edwards will still be a very cash flow positive business. We expect our cash at December 31st to be $1 billion or greater, so we're not impinging on our liquidity and ability to manage this business very successfully but it is important, I think, and a good use of our cash at this time to buyback some shares.

So, in summary, what have we heard about today. We've increased our Q3 guidance, particularly on the license and total revenue side. We've increased our Q4 guidance, again on the license and total revenue side. We've provided, I think, very explicit and very detailed guidance with regard to 2004 and, obviously, the combination of PeopleSoft and J.D. Edwards has a very significant, accretive impact on our 2004 results and I think we've given in great detail the synergy expectations that we have for the combined companies. And then, finally, announced a $350 million stock buyback.

So, with that, I'd like to introduce my friend and colleague, Ram Gupta, who will talk to us about the product development plan.

Ram.

RAM GUPTA - EXECUTIVE VICE PRESIDENT OF PRODUCTS AND TECHNOLOGY - PEOPLESOFT,
INC.

Thank you. Good afternoon. Good afternoon.

As Craig mentioned, both the companies, JDE and PeopleSoft, before the merger, had very strong product lines. PeopleSoft had the best human (ph) capital management system on the planet. PeopleSoft's financial applications were ranked as the number one in the industry. PeopleSoft's CRM products had become a clear, [Inaudible] to Siebel and PeopleSoft was leading in the area of applied (ph) relationship management with its award-winning CRM solutions. JDE, on the other hand, had the best plant, manufacturing and the best in the solution products. It was leading the industry with asset management, real estate management, and advanced management (ph) solutions. Both the companies had established themselves as leaders in different industries. PeopleSoft was a leader in the services intensive industry, like financial services, government, education, health care, telecommunications. JDE, on the other had, was leading in the asset intensive industry to such as pulp and paper, manufacturing, real estate. So my job as a leader of products and technology at PeopleSoft to build on these strengths of these two companies and make us even stronger and we have two clear opportunities.

Our first opportunity is to bring more product, more solutions, to our existing 11,000 customers by integrating the products from both the companies. And a second opportunity -- our second opportunity is to build the [Inaudible] products by transferring the intellectual property, the domain expertise from one company to the other. So how are we going to execute on these opportunities. Let me tell you. The first thing we're going to do is to build more products, more solutions, to all our existing customers by integrating the products from both the companies. And these integrations will bring immediate benefits to our customers. Immediate benefits. And all of these integrations will be done in the next 30 to 180 days.

Let me give you some examples. In Q4 of this year we will integrate JDE real estate management to PeopleSoft products. Now you wonder, why is that important? Well, as you know, PeopleSoft has a large number of human capital management customers. In fact, PeopleSoft's human capital management applications today manage more than 50 million employees worldwide. Now it's certainly [Inaudible] an employee occupied 100 square feet of real estate. What that means is, that PeopleSoft customers today are trying to manage over five billion square feet of real estate and so by doing this integration we will bring to the customer industrial leading real estate management, so now they can manage their five billion square feet of real estate. Talk about a huge opportunity. Talk about bad news for poor solution vendors like MRI (ph).

Another example. By Q4 of this year we will integrate into PeopleSoft CRM solutions to JDE products. Why is that important? Well, as you know, JDE has a lot of asset intensive customers. These customers typically spend over 50 percent of the cost in buying materials. What that means is that the JDE customers today spent over $500 billion in procurement. And so by doing this integration, we'll bring to this customers the industry's best CRM solutions, so now they can reduce their procurement (ph). Once again, battling proponent (ph) solution vendors like [Inaudible].

Another example. In this Q4 quarter we will integrate JDE's smart manufacturing and advanced lining (ph) solutions into PeopleSoft. Why is that important? A number of large PeopleSoft customers use PeopleSoft financials at the corporate and have manufacturing distributed all over the world. By, for example, 3Com, sorry, 3M, Toyota, Connie (ph). And by doing this integration, you know, these customers can have the stable (ph) of manufacturing in the underworld, which it is cheaper, but still have a centralized, financial command and control center. Gives opportunity. Bad news for point solution vendors like Manugistics, QAD.

And, finally, in Q1 of next year we will integrate JDE asset management to PeopleSoft products. Why is that important? PeopleSoft has a large number of customers in government, telecommunications and utilities. Now, guess what, what do these people have in common. These customers have lots of assets to manage. governments have heavy equipment, telcos have lines, wires, powers, utilities have this distribution equipment, the

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

vision (ph) equipment. And so by doing this integration, we can bring to these customers industries leading asset management solutions. Yet another opportunity. Yet another bad news for point solution vendors like Amaro.com
(ph).

As I said before, all of these integrations will be available in the next 30 to 180 days. Let me tell you why I think we can do them so quickly. Three reasons. First, PeopleSoft had integration technologies, like integration broker (ph), that was designed to integrate third (ph) party applications to PeopleSoft applications quickly. [Inaudible] JDE had integration technologies called extended process integration, that was designed, once again, to integrate JDE applications, to third (ph) party applications quickly. So we were able to unify these integration technologies rather easily. Second, PeopleSoft had built an industry standard portals that could accept content from any application. JDE had designed their applications to publish their content into any industry standard portal. So we were able to accept the JDE content into our portals rather easily.

And, finally, PeopleSoft had built an open data radar outside (ph) protection that was designed to accept analytical data from any application. JDE had designed their applications to publish analytical data into any open warehouse. So we were able to consolidate the analytical information coming from JDE applications into our warehouse. What that means is, that the foundation of the applications, the process management, the portals, the warehouses, are already integrated and now we can very quickly build on top of the application integration that I just talked about.

All of these projects, integration projects, are underway. Some are actually completed. For example, the latest release of JDE 5 had the look and feel of PeopleSoft applications. Some of these products are already integrated. Speaking of that, let me give you a demonstration.

UNIDENTIFIED PARTICIPANT

In this demonstration, you will see a seamless combination of J.D. Edwards and PeopleSoft products. A manufacturer will use a reverse auction to source raw material. The competition among multiple suppliers will result in dramatic cost savings. The manufacturer is roofing products company named Superior Roofing. Here you see that sand is an important raw material used in the manufacturer of composite shingles. A commodity buyer begins the day by reviewing his system generated to-do-list. In his first integration touch point, you see J.D. Edwards works on those decations (ph) being displayed within the PeopleSoft Enterprise portal. The buyer sees that a blanket purchase order is about to expire. In this case, it is a blanket order for sand. He responds to this notice by reviewing future planned purchases as detailed in J.D. Edwards material requirements planning. He decides to focus on the next six months. The plan calls for 30 truckloads of sand each month. By choosing an action of source, the commodity buyer tells the system to automatically create a sourcing event in PeopleSoft's strategic sourcing. This is the second integration touch point. The result is a competitive reverse auction sourcing event.

The real time auction will be used to select a primary supplier of sand for the next six months. In this event, three suppliers submit their bids to the commodity buyer. The system dynamically charts each bid as it is received. The commodity buyer can graphically see the price coming down with each new bid. In this case, dynamic competition is driving suppliers to submit multiple bids. The winning bid price is 10 percent less than it was for the prior six months. That 10 percent savings goes directly to the bottom line. The buyer awards the business to the winning bidder, a supplier named American Aggregates. He selects an award of the (ph) contract, then posts the award. This highlights the third integration touch point. The system automatically creates a blanket purchase order for 180 truckloads of sand in J.D. Edwards purchasing. Three integration touch points I've just highlighted a seamless combination of products from J.D. Edwards and PeopleSoft. As a result, the manufacture benefits from a dramatic reduction in raw materials cost.

RAM GUPTA - EXECUTIVE VICE PRESIDENT OF PRODUCTS AND TECHNOLOGY - PEOPLESOFT,
INC.

Don't you find this incredible, the seamless integration of the companies and we can demonstrate what new (ph) products.

So far we've talked about the first opportunity of bring more products or customers by integration. Now let's talk about the second opportunity. The second thing we're going to do is to build dramatically superior products but [Inaudible] intellectual property, the domain expertise, from one company to the other. Both the companies, before the merger, had a core set of products. PeopleSoft was strong in human capital management. PeopleSoft was strong in CRM. PeopleSoft was strong in financial management. JDE was strong in manufacturing, was strong in distribution, and was strong in financial management. Both the companies had product categories that the other one didn't have. PeopleSoft had categories like incentive management, learning management, performance management, CRM that JDE didn't have. JDE had categories like real estate management, asset management and one-time solutions that PeopleSoft didn't have. So before the merger both the companies on their own were trying to get into those spaces. Both the companies were trying to enhance their offering.

For example, PeopleSoft. At PeopleSoft we were trying to get into real estate management and asset management. We were either going to build it or we were going to buy a company. In fact, we run close with associations (ph) with some of the publicly traded companies in those spaces. We were looking at ways to extend our manufacturing solutions. Similarly, JDE was trying to get into the CRM space. They were either going to build it or they were going

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

to buy a company. They were looking at ways to extend the human capital management solution. But now, after the merger, we are best of both worlds
(ph). We have the domain expertise. We have information (ph) capital in all product areas. So by leveraging the combined assets of both the companies, now we can build a dramatically superior products.

Here's what we're going to do. By transferring the intellectual property of PeopleSoft to JDE, we will escalate (ph) the delivery of CRM solutions natively on J.D. architecture. We will strengthen JDE's human capital management applications using PeopleSoft intellectual properties. We will extend JDE's CRM offering with things like call center management from PeopleSoft's CRM. And we will add new products like planning and budgeting, cash management to JDE offerings from PeopleSoft's portfolio. And these dramatically superior products will be brought to market as PeopleSoft's Enterprise One.

On the other side, by transferring the intellectual property from JDE to PeopleSoft, we will escalate (ph) the ability of interstate (ph) management and asset management natively on PeopleSoft's architecture. We will extend the capabilities of manufacturing and distribution on PeopleSoft architecture by leveraging the IT of JDE. We will extend PeopleSoft's CRM products with things like service management, warranty management by using the CRM product of JDE and we will add new products to PeopleSoft like solution marlet (ph) content designer from the JDE portfolio. And, once again, these dramatically instituted products in the goal (ph) market have PeopleSoft Enterprise.

However, integrations and IP transfer is not the only thing that we will do in 2004. It's not the only thing. We will continue to add and build more functionality in each of our product families. In the enterprise family we'll add things like frozen (ph) competition management, new payrolls, certificate
(ph) out management and then, as far as one family (ph), the last intellect (ph) [Inaudible], leading floor manufacturing, automotive [Inaudible] account. And, of course, we will continue to enhance and maintain PeopleSoft's World family
(ph). So as a result of this integration, transfering, and adding new functionalities, we will have three very strong product families. PeopleSoft World, PeopleSoft Enterprise One and PeopleSoft Enterprise. With these strong product families it's hard for me to imagine how we can lose a deal to SAP and Oracle Group in a competitive position.

All of these product families will continue to keep the products they already had and we will enhance and extend the products by using the intellectual properties of other product families. As Craig mentioned before, our product strategy is not about consolidating products. Our product strategy is about keeping the goodness of each family, improving it and extending the product portfolio.

So what does all this add up to? It adds up to a very comprehensive product road map. A road map that has something for everybody. New products, new solutions for the JDE customers, new products and new solutions for the PeopleSoft customers and dramatically superior products so PeopleSoft can compete and win against SAP and Oracle. You will see us delivering a basis (ph) road map over the next 18 months. In fact, we will make significant announcements at our user conference connect (ph) on September 15th in Anaheim. There you get an opportunity to look in more detail in this road map about every product line, every product. It's going to be a very interesting event. Mark your calendars.

I'm confident that we will execute (ph) to this road map. I'm confident because we've done this before, not once, not twice but many, many times. We've brought our banking CRM to PeopleSoft in six months and today we have an outstanding CRM product. We brought over (ph) Coheara, Calico, Specialage (ph) to PeopleSoft in six months and today we have the best CRM products. We brought over team skates
(ph) learning management to PeopleSoft in six months and today we lead that space. We know. We know how to take a product, a blueprint and people and migrate it to any architecture. Not PeopleSoft architecture, any architecture. In fact, they're good at this. I'm confident because for the last 12 weeks our teams have been working very well together. A number of projects are already complete and the rest are on schedule. I'm confident because we have 3,000 developers signed up, working hard to execute on this mission. I'm confident because have 11,000 customers who are supporting us to execute on this mission. I'm confident because I have an outstanding management team in place. Each and every product line is being run by a known manager. Some come from PeopleSoft, Resme Lauden (ph), Doug Marrit (ph), Joe Davis (ph), Sasha Quirc (ph), Shatelus Petus (ph). Some come from JDE like Les White (ph), Greg David Seibert (ph). And some come from our favor (ph) company like Jess Randerson (ph). All of these people are industry veterans. In fact, most of them have run their own companies and all of them are at top of the game. I'm confident that we will execute on this road map. You can count on it.

Thank you.

With that, I'd like to invite Phil Wilmington, Executive Vice President for Americas.

Thank you.

PHIL WILMINGTON - EXECUTIVE VICE PRESIDENT OF FIELD OPERATIONS - PEOPLESOFT,
INC.

Thanks, Ram.

Good afternoon.

I had the same problem when Ram said good afternoon. Good afternoon.

You know, when you listen to what's been talked about today, I think it's easy to understand why from day one this acquisition

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

took place there was a buzz surrounding this acquisition. You know we've had the opportunity today to listen to Craig detail PeopleSoft's leadership position in industries, leadership and product and leaderships in markets like mid enterprise and enterprise. We had the opportunity to listen to Kevin talk about the financial impact and the cost synergies and the revenue growth opportunities and now we've just finished listening to a very exciting product road map discussion lead by Ram where we talk about product integration and we've talked about the transference of intellectual property.

You know it's easy, as you listen to those things, to understand why there's a buzz surrounding this acquisition. You see my challenge is a little bit different. My challenge is to deliver on the buzz. My challenge in my job is really a kind of a tough job because now you need to take an organization and integrate it into the field to be able to seize the opportunity around the buzz. To take our field organization from one with potential and create, immediately, an organization with the scale and the scope to be able to deliver these results.

It's a big job, and it's a job that, historically, in our industry, has not always been done that well. But based on my over 20 years of experience in the field, I've got an opinion on why that's true. It's true because most times when technology companies merge, they've had their sales forces calling on the same customers.

They're calling on the same customers with very similar product sets. So, there's a lot of quota redundancy. And when they look to reduce and they look for cost synergies, they impact their quota performing organizations. Well, that's not what we found. We didn't find an organization with a lot of redundancy in the field. We actually found that both organizations were focused. They were focused in different ways.

The former J.D. Edwards organization was focused on the mid-enterprise, usually on enterprises that were less than $1 billion in revenue. And they were focused by industry. They led those industries in areas of asset-intensive, in industries like construction and mining, paper and pulp. They led in the life sciences industry. They led in real estate management. They led in engineering. They were the leader in the mid-enterprise manufacturing and distribution space, with over 5,000 customers in North America alone. 5,000 customers in North America alone in the mid-enterprise for manufacturing and distribution.

Now, the other organization, the former PeopleSoft organization, had its focus on the upmarket. It was the leader in financial services and telecommunications and education and government, in the industries that Craig highlighted for us, large, complex, global organizations. That's where the focus of the deployment model was. So, there's little overlap in the field.

So, the result of this combination is really a huge, global application sales force. We didn't have to eliminate quota-carrying sales people and we'll find cost savings in other areas, and Kevin talked about many of those. But we didn't have to interrupt quota performance, and that's a key factor in the successful merger of these organizations. Little interruption in the field, little interruption as it relates to quota performance.

So, let's take a look at what we have in place today. In our field organization today, we have over 2,000 professionals selling and demonstrating the applications that you saw outlined today in Ram's presentation. Over 2,000 people selling and demonstrating these products. We have over 4,000 people focused on successfully implementing for our customers. And in a moment Michael Gregoire will talk about the structure and the drive of these over 4,000 professionals in the market space.

These people operate in 36 countries and they service customers who have business operations in over 150 countries. So, if you look at it, it is over 6,000 professionals focused on the selling and successful implementation of PeopleSoft Business Solutions. It is the largest application-focused selling and service organization in the world, strict focus on application. The largest in the world with the exception of one.

So, we immediately establish critical mass globally. But then we had to make the big decisions and we had to make them rapidly, with speed and with impact. We had to make the decisions that directly impact your ability to drive revenue. Those decisions were on deployment and field readiness.

So, let's talk a minute about deployment. We've gone with a geographic regional or country model to drive our field organizations. But within that regional deployment, we've kept our account executives calling on the customers that they were calling on prior to the merger. We've deployed with our organization focused on the mid-enterprise and customers less than $1 billion and on the upmarket.

And then within those regions, we have account executive territories and their managers within those regions, focused on industry. And they are the same industries where we focused our attention prior to the merger.

So, in essence, I believe we've maintained the strength of both of the deployment models that were already in place. But we've done what I really believe that you have to do in order to grow revenue. We've given each one of those account executives this full product portfolio to be able to drive revenue. We've given more products to the account executives to be able to sell. More products drive more revenue.

Then we had to execute on a field readiness program. Now field readiness program is a lot of blocking and tackling, making sure that things are in place to make your sales organization immediately productive. I want to talk about a couple of components of that field readiness program.

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

The first is sales training. You need to train your sales force to take advantage of cross selling opportunities. You need to let them know the qualifying questions, the buyers, the business process issues that they're impacting. You need to help them qualify the right opportunities for cross sell. Now, we've already accomplished much of that.

To date, we've already trained over 1400 professionals to cross sell and to qualify cross selling opportunities in the field. We will complete the training of the remaining 600 field resources by the end of October. So, already we've trained over 1400 people. We will complete that training by the end of October.

The area of sales tools is an exhaustive list of things that you need to successfully bring a product to market. There's sales collateral materials. There's product reference guides. There's frequently asked questions. There's demonstrations like the demonstration you saw today. These demonstrations are already being given to customers in the selling environment today.

And it's not just driven by a demonstration like the one you saw here. It's driven by sales consultants. And those of you who are familiar with our industry, sales consultants own the keys to the kingdom. That's where your product knowledge is. We've consolidated and brought together the solutions consultants and product consultants from J.D. Edwards and PeopleSoft. We brought them together in a single management focus.

Why? So that as every account executive in the field qualifies in opportunity, he or she has direct access to the right resource to be able to demonstrate that product. The demonstrations drive the visualization that customers have when they address their business process change within their organizations. So, direct access to the sales consultants to drive the demonstrations.

And finally, the area of sales operations. Now, the area of sales operations is really one of infrastructure. It's plumbing and wiring. They're very important things in order to run a sales organization efficiently. For example, in forecasting, pipeline management, today we operate on one forecasting and pipeline management system. We have already completed that integration.

Why is that important? One, it allows you to reliably predict your revenue results. But you also make sure that you get the right resources and the right coverage to the right opportunity as a pipeline opportunity is generated and it moves through your forecast.

You also impact areas like lead distribution. Over 50,000 leads are generated annually in this new entity. Those leads need to be immediately routed to the right account executive to insure a timely response to the customer. That territory definition, that routing has already been completed. So, these are just a couple of examples of key sales operation components that we had to execute on immediately, and we've already done successfully to make sure that there's no interruption in our business and that customers receive timely response with the right resources.

So, why am I confident that it's working? How do I know that these market opportunities are real? How do I know that the impact of this organization is a positive one in the marketplace? Well, you go and you talk to customers. And that's what I've done over the last 8 to 12 weeks. I've had the opportunity to talk to former PeopleSoft customers and former J.D. Edwards customers.

You know, there's three types of market opportunities that we have. One is the opportunity to upsell. Now, both organizations had already been upselling. When customers looked to upgrade, we were already selling additional modules to customers and both organizations were selling approximately 60% of their revenues through existing customers. We'll continue to upsell.

But now you have the opportunity to cross sell, sell from the different product portfolios and PeopleSoft enterprise and PeopleSoft Enterprise I that Ram discussed. And you've got the opportunity to sell net new name customers.

I want to tell you just a couple of quick stories that highlight the cross sell in the net new opportunities and what we're seeing in the marketplace already. The first is a West Coast based life sciences corporation, Invitrogen. I went to Invitrogen. They're a J.D. Edwards world customer that was looking to upgrade to Enterprise I. Now, they're still considering how to map out that upgrade and they'll work with PeopleSoft global services to properly plan it. But now they're not just thinking of that. They're also looking to add performance measurement.

Key performance indicators and the balance scorecards to be able to make sure they properly measure and drive their business. They're looking at global consolidations. These are direct cross sell opportunities that were not available to either organization prior to the merger. More products drive more revenue.

My favorite story is Lumar (ph). Lumar (ph) is a Tier 1 automotive supplier in Canada. Lumar (ph) went to market with an RFP, an RFP for Tier 1 automotive manufacturing and supply chain functionality, but in addition, they want a supplier relationship management functionality and human capital management. Now, independently, the former J.D. Edwards or the former PeopleSoft might not have been able to address the needs of this company. But now we're on the short list.

We've been able to help work with Lumar (ph) and select the right products from the portfolios that you've seen in an integrated approach to bring them the best of automotive Tier 1 supplier, manufacturing and supply chain, the global leading human capital management product and supplier relationship management product. So, that's how I know it's working. Those are real pipeline opportunities, real growth opportunities.

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

Now, I recognize that it's early in the process, but this is what I've been doing for the last 8 to 12 weeks, talking with companies about opportunities just like this. So, the customers are excited. There's a high level of expectation. There's increased activity in our field organization.

And finally, we'll continue to run our organization so that we'll be successful for the long term by continuing to deliver on our commitments to our customers. With a broader portfolio, you can not just sell application transactions. You have to really be a trusted advisor for technology in the marketplace.

Now this was a cornerstone in the J.D. Edwards organization and the PeopleSoft organization, becoming a trusted advisor and business partner and maintaining our commitments with our customers. You commit to it every day and you deliver it to each of your customers.

So, we built our global sales organization and we've deployed it by country or by region and then with mid-enterprise and upmarket or enterprise focus. And we've deployed with industry expertise, maintaining the strength of both companies. We've executed on an extensive field readiness program. We've accomplished a tremendous amount in a short period of time.

And it's exciting to talk to you today, but it's even more exciting to think of the opportunity that we have in 10 days, when we unveil much of this to 10,000 plus customers who will be assembled in Anaheim. 10,000 people coming to hear this message. The field organization is very excited to be able to execute on that [Gap In Audio] and our customers are very excited as our attendance numbers in connect continue to go up.

Now, most of what I talked about is business fundamentals, but I'm a firm believer that you have to execute on the types of business fundamentals discussed here today in order to turn that buzz from a buzz of speculation to a buzz that's driven from exciting revenue results. Thanks very much.

I spoke about our service organization, over 4,000 professionals globally, focused on successfully implementing PeopleSoft business solutions. Here to describe the activities in that particular area since the merger is Executive Vice President, PeopleSoft Global Services, Mike Gregoire.

MICHAEL GREGOIRE - PEOPLESOFT, INC. - EVP

Good afternoon. As Craig mentioned, and you can see from Kevin's results, we've got a very successful, vibrant, integral part of PeopleSoft in our professional services organization. Our professional services organization encompasses consulting, training and our hosting.

When you take a look at this business, it's a business that's driven by metrics. And the key metrics in this business is utilization. And if we look at what we've done since we started paying attention and focusing on service delivery because our customers were focused on service delivery, you can see the dramatic increase we've made in these key metrics.

Utilization is how active consultants are, working on billable engagements. In 2000, we had approximately 50% utilization rate. Today we consistently and regularly drive between 65 and 75% utilization. Number of prime projects, in 2000, very few. Today we derive over 20% of our revenue in prime projects. This is an important consulting metric because this is how much customers trust you to do an end-to-end solution.

Delivery of global projects, when I first came onboard we had no capability to drive global projects. Today we do it every day, all day, large customers, Avis, France Telecom (ph), GE, 3M. These are all demanding global customers, but we've played a material role in their implementation, driving their success on a global basis.

Attrition. Attrition is a metric in consulting that many people don't quite understand, but it's integral to our success because we spend so much time and energy making sure our consultants understand our product sweeps. We invest about three months worth of training before our consultant becomes billable. Every consultant has to write three exams that are administered and designed by a third party before we put them out in front of customers. By making sure that those consultants stay working for PeopleSoft lowers our expense base, and it also makes it extremely attractive to our customers.

When we look at all of these metrics, and I take a look at the J.D.E. services business as I was going through due diligence, I felt like Michael J. Fox in Back to the Future. J.D. Edwards looked very similar, remarkably familiar to what PeopleSoft looked like three years ago.

J.D. Edwards has 1400 consultants, approximately 57% utilization, a very heavy management overhead structure. This is something we've seen before. This is a movie where we know the ending. We actually know the script. We know how to turn the J.D. Edwards services business into the same production metrics that we have with the PeopleSoft global services that we enjoy today.

So, my challenge in integration is to drive the new PeopleSoft into these performance metrics in the shortest period of time as possible. We need to do that two ways. First, we have to grow revenue. Let me share with you some of our ideas that we're executing on right now to ensure that we drive revenue.

J.D. Edwards has a new release coming out with Enterprise I. Today J.D. Edwards gets 75% of their revenues from new

CCBN STREETEVENTS   streetevents@ccbn.com   617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

customer implementations. So, 25% of their revenue comes from their current install base. This is too small a number. They have 6600 customers that have the opportunity to be upgraded. This is the place we're going to drive a lot of focus.

And we know how to do this. And PeopleSoft, when we announced Version 8, we drove 2,000 upgrades of our software, 2,000 upgrades. We have all of the marketing, the templates to go to market strategies of how to prepare for this. We know how to repurpose this material and aggressively get into the J.D. Edwards install base and tell them about what they can do with the new Enterprise I Products.

The other area that we have a dramatic ability to drive revenue is expanding our solution centers. We have 9 of these on a global basis. Let me explain what a solution center is. A solution center is a physical place where we do implementation and upgrade work on vanilla implementations, dramatically driving down the cost.

We dramatically drive down the cost because we can have multiple consultants working on multiple projects at the same time. I can have one system administrator working on several projects doing performance tuning. I can have one DBA doing database configuration work. I can have one functional expert working on three or four different financials, HR, CRM applications at the same time.

By having these virtual centers, we're able to drive the cost of implementations down almost 35%. We're able to lower the time it takes to implement by 25%. We know how to do this. We've done 650 of these in the last two years. We will have the J.D. Edwards Enterprise I applications into our solution centers before the end of the year. This is going to provide us an opportunity to get into markets where we could never get before.

J.D. Edwards could never get into these markets because they didn't have solution centers. PeopleSoft couldn't get into these markets because we didn't have product. This opens up new product markets for us that's going to be extremely exciting.

The other area where we can grow is in education. PeopleSoft has world-leading Enterprise education for ERP, undoubtedly the best. We have an ability to take the J.D. Edwards and put it through our field management algorithms for loading classrooms, which means we have fixed costs, more students. We have the ability to sell the J.D. Edwards training programs, which is something we do very well.

Selling, training and PeopleSoft was pervasive through every element of the company. It's that way because the product people know customers that take training have a higher customer satisfaction rate, don't call this the GSC.

The sales force likes to sell training because they know that customers that understand how the product works have a higher customer satisfaction rate. We have an ability to do this with the J.D. Edwards product sweep.

And lastly is, nobody sells and delivers more Enterprise training for the ERP space than PeopleSoft. We have over 500 E titles in our catalog. We're the best in the world at doing this. We have the studios and the technology to turn all of the J.D. Edwards education business into E-learning. We're going to drive at least 10% growth in the J.D. Edwards training business in 2004 and at the same time we're going to drive 17% reduction in cost. This is something that we're very excited about. We know how to do this.

The one that I'm most excited about, though, is what Ram was talking about, is implementing new products. We've dramatically increased the number of products that we have to work on. We have dramatically increased the ability to link these products together to drive more value for customers. Customers will want to deal with PeopleSoft global services because we intimately understand how these products work.

We intimately understand how these products work together. That's going to provide us with an incredible amount of revenue generation opportunity as customers look to take advantage of these new products, lower their implementation risks and get into market quicker.

The other areas that we need to focus on to deliver the $30 to $40 million worth of margin improvement that Kevin talked about is to attack our cost structure. The key areas in attacking our cost structure, first of all, is to increase management's span of control.

We've got a very experienced management team in PeopleSoft. And in doing that, we've been able to drive the management span of control. By getting the J.D. Edwards service business into our span of control is going to dramatically reduce the cost structure of the business.

We've already talked about utilization and how important utilization is to the consulting business. We have the ability and the know-how to make sure that we know what a consultant can do. We know where those consultants need to work and we know how to get them there. That algorithm, that discipline, that methodology, those tools drive utilization. We do this every day, all day, all around the world. We know we can do this with the J.D. Edwards services business.

The third area where we have to attack the cost structure is in using offshore resources. Many of you attended our press conference in May where we announced the opening of our solution center in Bangalore, India. I'm pleased to announce we have 18 projects through our Bangalore center right now. We're going to continue to drive offshore implementations. We're going to continue to drive that with Enterprise and Enterprise I implementations.

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

The cost structure in our Bangalore center is one-fifth the cost of a consultant in western Europe and in North America. We're continuously driving more projects into these centers, which makes us more attractive in the marketplace, gets us into more cost sensitive areas and dramatically improves our ability to get to a wider marketplace.

In summary, our integration is going extremely well. I have the global management team in place. They all have their cost metrics that they need to go drive. They all have their revenue metrics that they're going to be adhering to. They know what they need to do to drive our tools and methodologies and permeate that across our new 4,000 person strong global organization. Experienced leadership is unbelievably important.

As I said before, with my reference to Back to the Future, we've been there. We know what it took to get there. We have the steps and the experience to make that happen. 100% of my management team that was here through 2003 is here today. They are still working for PeopleSoft. They are ready and excited to go drive this new chapter in our growth.

Thirdly, we need to maintain our proven track record. I stand before you saying that we do a really good job of professional services. We've provided you with all the metrics. We're going to continue to drive the combined organization along these metrics. With that, you will see that PeopleSoft global services, a combined organization of 4,000 consultants in 36 countries working in 150 countries, will continue to drive margin and topline revenue for PeopleSoft. Thank you.

I'd like to invite Cara Wilson (ph) , Vice President of Corporate Communications onstage. Thank you, Cara (ph) .

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Thank you, Mike. At this point we'd like to open up the forum for question and answer session. I'd like to invite our speakers up to the stage, as well as three additional members of the executive management team, Nancy Caldwell (ph) , our Chief Marketing Officer, Rick Berquist, our Chief Technology Officer and Keith Dubois (ph) , our Executive Vice President of Aman (ph) .

While the executives are taking their seats, I'm also going to remind you about Connect. And as you can see from the numerous mentions today, we are all really excited about this event. If you didn't hear, it is September 14th through 17th in Anaheim, California. As Ram mentioned, there's going to be several exciting news announcements. And of course, it's always a great opportunities to speak directly with our customers, executive management team and all of our other managers.

Immediately following the Q&A session, I just want to remind you that we are going to be hosting a cocktail reception. We will have all of Ram's general managers here, as well as the extended management team to speak to you and answer any remaining questions that you have.

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

QUESTION AND ANSWER

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

For the Q&A, we'll have two miked runners up and down the two aisles. If you have a question, please raise your hand and tell us your name and what company you're with. OK. [Inaudible] in the middle.

REESE RICHARDSON - ANALYST - ALAMAR RESEARCH

Thank you, Cara. Reese Richardson (ph) with Alamar Research (ph) . So far only one presenter has mentioned the O word, offshore. I was just curious about your plans to move development to India. You talked about the service center. I know that J.D. Edwards was in the process of moving developers there. Can we expect to see greater headcount in India and other lower cost offshore places?

UNIDENTIFIED PARTICIPANT

Sure, I'll take that. What they didn't mention today was, Mike and I started this offshore together. So, our goal, and it's hard to see here, was to have half consulting and half build up for resources. By the end of this year, PeopleSoft alone would have 150 people in our Bangalore facility with a very aggressive growth plan the following year.

Now, J.D.E., on its own had done about a similar arrangement with a company called Comprehensive H&I (ph) . So, they already have I think 75 to 80 people in this center. Both of these centers today are operational, bringing us cost synergies and we continue to look at this opportunity, not just saving cost but also finding bandwidth, also finding great talent, maybe development in that country that has both development and project management.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Right here in the red tie up front.

UNIDENTIFIED PARTICIPANT

Phil, where's Phil? Oh, there you are. I think you mentioned a customer that was looking to upgrade from World to PeopleSoft I. Is that a paid upgrade? In other words, if a J.D. Edwards customer wanted to upgrade to PeopleSoft suite, is that a paid upgrade or are you going to honor maintenance agreements for those types of arrangements?

PHIL WILMINGTON - EXECUTIVE VICE PRESIDENT OF FIELD OPERATIONS - PEOPLESOFT,
INC.

Yeah. In that situation they're looking to upgrade to the Enterprise I product, the products provided is part of standard maintenance. So, it's a part of standard maintenance to be able to expand to the product line, but then an additional product modules or license, there's additional license revenue opportunity.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

In the back.

UNIDENTIFIED PARTICIPANT

Question for Kevin. You mentioned $75 million initially in the cost savings. Now it's $150 to $200. Where have you found areas of savings? What was the dramatic jump in that savings plan?

KEVIN PARKER - EXECUTIVE VICE PRESIDENT AND CFO - PEOPLESOFT, INC.

Actually the number didn't change. Our internal plan was always $150 to $200 million. We were a bit, perhaps characteristically conservative at first, in terms of releasing the details behind that. We had a threshold to prove to the world that it was accretive and we weren't quite prepared, at that point in time, to say how accretive we felt it would be.

A couple of days later we felt our conservatism was being used against us, somewhat unfairly, so we felt it was appropriate to describe the larger range, the $150 to $200 million. And it's very consistent with the plan we've described here today. There's some modest changes. Some numbers have come up a little bit and gotten us to the range of $167 to $207 million. And that's the savings we've identified to date in the integration process.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Gentleman right here in the front, next to the first row.

TAD PIPER - ANALYST - PIPER JAFFRAY

Tad Piper, Piper Jaffray. A couple of easy questions for you, Kevin. Can you give us what the share count assumptions were for Q3, 4, just so we understand, and full year so we understand the buyback assumption?

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

KEVIN PARKER - EXECUTIVE VICE PRESIDENT AND CFO - PEOPLESOFT, INC.

Sure. I think it's about 365 million shares outstanding for Q3 and Q4 and probably increasing on a weighted average basis, close to 380 million shares by the first quarter of next year, and that does not include any impact of the buyback in those share accounts.

TAD PIPER - ANALYST - PIPER JAFFRAY

So, the $0.03 accretion doesn't include that?

KEVIN PARKER - EXECUTIVE VICE PRESIDENT AND CFO - PEOPLESOFT, INC.

That's correct. In terms of the stock buyback, when we're successful in implementing that, and you know, as we said, we'd try to do it this quarter, that is roughly at today's price, roughly about 18 million share count reduction, give or take a few 100,000.

TAD PIPER - ANALYST - PIPER JAFFRAY

And just to clarify, the 90 to 95, does that include the buyback or not?

KEVIN PARKER - EXECUTIVE VICE PRESIDENT AND CFO - PEOPLESOFT, INC.

It does. It sort of implicitly, I think there is a bit of rounding in terms of the overall goals that we've got there. I think the goals are very aggressive and the numbers that we showed today did not include the buyback so that the share counts that were used were on a pre-buyback basis. If we were to buy back, then we might consider that the amount would be accretive to those numbers, so the $0.90 to $0.95.

TAD PIPER - ANALYST - PIPER JAFFRAY

OK. A question on the product side. This is either for Ram or Rick, I guess. One of the issues that has been out there has been obviously, J.D. Edwards had a relationship with IBM on the middleware side. You obviously, traditionally use BEA products. Have you made any decisions as to whether you will choose one over the other? That's part of the question. And B, the integration sounds easier than I imagine it actually will be. On the product side, how are you actually, just kind of which route to go on the middleware side?

RAM GUPTA - EXECUTIVE VICE PRESIDENT OF PRODUCTS AND TECHNOLOGY PEOPLESOFT, INC.

Sure. I think I'll start with that. PeopleSoft has always supported more than one vendor. It is not just BEA that we had. We supported BEA. We supported IBM. And J.D.E. had supported IBM as a [Inaudible] . Going forward, what you can do is, get all aboard bringing choice to the customers. You saw the product road map, you saw the families of product that could bring them together. It's all about giving them choices.

Now, going forward, not [Inaudible] support IBM middleware for J.D.E. family, for their Enterprise I family, it's also extended to the fact that it supports [Inaudible] . So, we'll also support BEA very quickly on that architecture.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Down here in the corner.

ANN GRAGNER - ANALYST - CHAINLINK

Hi. Ann Gragner (ph) from Chainlink (ph) and this question is also for Rick Berquist. Can you talk a little more about the architectural transformation that will happen with the products? Because I would imagine, long-term, you can't support especially the modules like SRM and supply chain and CRM, how they'll all get blended into single platform for the customer base?

UNIDENTIFIED PARTICIPANT

Our belief today is that we have two product lines going forward on different tool sets and so forth. We think that's very sustainable to look at those products have been successful. The key think is that those [Inaudible] from the same architecture, pure internet architecture for both J.D. Edwards Enterprise I, as well as PeopleSoft Enterprise products. We see that really continuing. [Inaudible] times for finding key things that can be done.

To get an example of that, they'll actually come out in the fourth quarter, is J.D. Edwards had a tool for building out of business processes. PeopleSoft was actually in the process of looking into a third party to develop that. We're going to use the J.D. Edwards common tool across both of those. Where there are obvious synergies like that, we're going to take advantage of it. But we see no need, at this point, to be able to have to change the architecture or the tool sets of either one of those applications.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

[Inaudible].

UNIDENTIFIED PARTICIPANT

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

Hi. [Inaudible] from Medigroup (ph) . A question for Craig. First of all, congratulations on the progress you all have made so far. But we all know that mergers are complicated, and how do you guarantee execution going forward? How are you going to keep all of these different teams focused over the next 6 to 12 months to really insure that this new merged company will be successful.

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

First of all, we've all been through acquisitions before, some of them successful, some of them unsuccessful. So, we have some degree of advantage of experience. Number two, I think there's a point of diminishing return where, the smaller the acquisition the more risk there is it can be a dart. If you look at some of PeopleSoft's acquisitions early on, they suffered from neglect. The J.D. Edwards acquisition is so large that it's what we live every day. It's like having an elephant as your college roommate. You know, you come back from your shower, you go to class, you come back, they're there. J.D. Edwards is so large, the opportunity is so important, the customer questions, the issues that we face moment by moment force this management team to live the acquisition of J.D. Edwards every day.

So, I think that the number one thing that I've always worried about with acquisitions is benign neglect, and we don't have the opportunity for that because the acquisition itself is so large. And so, I think there is a high degree of confidence, and I think if you've sensed anything here today it was that everybody individually, is pretty confident about their role and their part and our ability to execute.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Right down here, front.

UNIDENTIFIED PARTICIPANT

Thanks very much. Questions maybe for Kevin or whoever is appropriate on license and also the services. You've made a considerable change, particularly for '04 and the license outlook and you've given us a lot of good reasons. But maybe if you could try to split for us how much the environment around us is changing in terms of prove economics and so on versus company specifics, which you did go through in great detail, if you can give us anything there.

And then on the services side, if I understood the guidance correctly, it does look like the service forecasts are slightly lower than one would have had if you'd simply added up what had been the consensus for PeopleSoft and for J.D. Edwards stand alone. So, I'm wondering if there's any change in the marketplace there, I guess, more on the professional services. Just give us some color, if you can, on those two. Thank you.

KEVIN PARKER - EXECUTIVE VICE PRESIDENT AND CFO - PEOPLESOFT, INC.

Sure. And I'll ask Phil to jump in on the market environment, filling deeds specifically. We are, as we described at the end of the second quarter, we had seen our close rate improve from the Q1 levels and our pipeline had continued to increase during that timeframe. The initial success we've enjoyed with the J.D. Edwards combination of customer feedback we've gotten has all been very, very positive.

We mentioned that J.D. Edwards had a fairly strong quarter for their quarter ended July 31st. So, a lot of the data points are starting to line up in that sense. I think our expectations are not overly aggressive. They're thoughtful and they're conservative, but I think they do reflect our current view of the environment. Phil and Keith?

PHIL WILMINGTON - EXECUTIVE VICE PRESIDENT OF FIELD OPERATIONS - PEOPLESOFT,
INC.

Yeah. Thanks, Kevin. I think if you look at the revenue numbers, you see increases in two particular areas. One, I think we've predicted a modest growth at PeopleSoft and J.D. Edwards' core businesses. I do believe that the market is starting to return to some sense of normalcy as it relates to buying patterns. I don't think it's recovered completely, and I don't think you saw that in our numbers. But I think what you do see in our numbers is a belief that these cross sell opportunities are very, very real.

If you look at the industries where PeopleSoft is traditionally strong, financial services. You've got a financial service customer base where we're the leader in the industry. We're one of the largest holders of real estate and who needs real estate management? Financial service corporations. We didn't have an offering.

We've been out now and we've had the opportunity to talk to entities from the financial services area as an example, but we really believe the cross sell opportunities are very, very real. And I think the market, certainly, I believe, is healing somewhat. We've got that sum in our numbers. So, these cross sell opportunities are also, we believe, very real. Keith?

UNIDENTIFIED PARTICIPANT

You know, over the last few years we've managed to become a very strong actor in almost all the countries where we do [Inaudible] outside the U.S. With America now, we are becoming a leader, which means that everywhere we do it in other countries,

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

we believe the market is going to focus on primarily two main actors. We're going to be one of the two. And maybe the first time that we're in such a position, and we want to take advantage of this position to bring the size of our company in all the European territories or Asian territories where we do operate [Inaudible] . That's clearly one of the signals of giving, by sharing this type of information with you for [Inaudible].

UNIDENTIFIED PARTICIPANT

In terms of the services businesses, on the professional services side for 2004 we are anticipating something in the neighborhood of 10% overall growth in the PeopleSoft core professional services. On the margin component, if you noticed on the business model, we are seeing a slight decline in the overall margin of services in the aggregate and that's both professional services and the maintenance component, I think in the most recent quarter, we're around 57%. Going forward we described it as 54 to 55%.

Remember that deferred maintenance breakdown hits that margin line directly. And that is a pure profit impact as part of the purchase accounting, which causes the margin to come down slightly on a year-over-year basis, but we'll see accelerate right back up to normal levels as an exit rate for Q4 2004 and for the full year 2005.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

(unid) in the back.

UNIDENTIFIED PARTICIPANT

J.D. Edwards clearly had a vertical market strategy. Could you talk a little bit about your thinking with respect to the combined entity from an R&D perspective in terms of becoming more vertically oriented, as well as from a sales perspective in the U.S., as well as outside the U.S., and then lastly from a marketing perspective?

RAM GUPTA - EXECUTIVE VICE PRESIDENT OF PRODUCTS AND TECHNOLOGY-PEOPLESOFT, INC.

From the product line view, PeopleSoft, as we said this afternoon, has already been leading in certain marketplaces, national services, government education and telecommunication. And J.D.E. was leading in [Inaudible] industry. So, what I see happening now is, these two product families, not only we can continue to increase that focus, if you may, as I was talking about we will add [Inaudible] and flow manufacturing [Inaudible] accounting into the one account, as one account and as one family. That's making more vertically focused in the family.

So, really, the family will keep adding more financial services features or more telecommunication features. And we're bring asset management forward from Enterprise I family to Enterprise. That gets us again where to put focus and go back to [Inaudible] company. So, I see the progress increase.

UNIDENTIFIED PARTICIPANT

I think your industry strategy, Neal (ph) , really begins on the products and technology side. It has an industry strategy focus, but then it's deployed in the field with the assignment of account execs who call solely on specific types of companies. And if you look at the deployment model that I've described, it has a dimension, which is geography, so that you have management resources close to the customer. But the next dimension that I describe are size of companies and industries.

We previously had, both with the former J.D. Edwards and the former PeopleSoft, account executives who only called on certain types of companies, life sciences, consumer packaged goods, financial services, education, higher education, state and local government, federal. All the industries you saw, Craig represented here today where we were the leader, we had dedicated resources to only call on those types of identities. We will maintain that as part of our deployment strategy. So, it's a multidimensional deployment strategy that I believe you need to utilize in order to succeed, and it's one where I believe we've maintained the strengths the organization's lead.

UNIDENTIFIED PARTICIPANT

And from a marketing perspective, 'cause I think that was Neal's (ph) question, as well, was what you'll see from us relevant to marketing is, as a result of the acquisition, we actually have increased our talents from industry marketing substantially, brought in some new capabilities that we didn't have before and great new talents.

So, we're really pleased with it. In the short term what you'll see is, working closely with the sales organization, they'll be targeting programs into many of the industries around these cost sell opportunities that we have. They're very immediate, so a lot of good opportunities still set up that relate to real estate management and financial services. But we'll be focused heavily on the cost sell opportunities in these major industries.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Down front in the white shirt.

UNIDENTIFIED PARTICIPANT

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

Hi. [Inaudible] . Craig, you talked recently about competing affects customers galvanized behind you as well as some hold up or freezing of your customer base with regards to the Oracle bid. With respect to your outlook, do you feel that it holds even in the case that the Oracle bid is perhaps extended well into next year?

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

You know something, I don't think the Oracle bid is a current issue. It's a movie that's been playing a long time. I think people have lost interest in it. Oracle's tactics have created concern among many users, and that's a problem for us. Fortunately, we've been able to overcome much of it and we expect that we will continue to be able to do so. So, I don't see it as a disruptive factor regardless of how many times it's been extended and certainly our financial projections are not based on any kind of fear or apprehension that could be an impact.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Right next to him.

UNIDENTIFIED PARTICIPANT

Hi. This question is for Michael. I just wanted to sort of reconcile two things. One is, when Craig started the presentation and one other executive who proceeded to talk about three things with regard to professional services. One was the highest billing rate in the industry, the highest utilization rate and the least bench. And when you gave your presentation you didn't actually talk about the highest billing rates. One of the bullet points on your item was how you're moving things offshore, which is actually lower billing rates.

And I want to just understand, in your projections for revenue, you have to produce a lot more volume at those rates in order to meet those revenue numbers. I just want to sort of reconcile those two things.

MICHAEL GREGOIRE - PEOPLESOFT, INC. - EVP

Sure. Well, when it comes to billing rates, that's focused on our industry. I'm not comparing that to people doing IT work in telecommunications. I'm talking about ERP service firms working in the ERP space and there's a lot of public record with respect to what the rate structures are like, and we're consistently at the top.

With respect to India, that's work that we currently don't get to bid on. It's work that we currently don't get to work on. That's for very price sensitive customers and very fixed pieces of work that we will never get an opportunity to work on anyway, so I'll look at that as completely accretive to what we're doing today.

UNIDENTIFIED PARTICIPANT

It's a great question, because we contemplated opening a service implementation capability in India. We talked exactly about that. Said, well, is this going to be essentially at the expense of actually higher margins, higher revenue work that we'd ordinarily get and it actually hasn't. There is this almost parallel universe of India-based implementation companies they almost never see because they're flying in at customers, and I don't mean flying the consultants. I mean, they're going into customers that are very price sensitive and completing evaluations and bids that we never get to see.

And certainly in the first five months or so, I guess, six months, that we've had this capability and grown it, we haven't seen it come at the expense of the U.S.-based consultants or the European-based consultants, and we're hopeful that that will just continue to be the case and this will be all accretive.

UNIDENTIFIED PARTICIPANT

The other part of the question is, no one mentioned anything about system integrators or the huge base of alliance partners in any of the presentations. But I just want to understand how that is going to work, especially in light of the J.D. Edwards line partners and then the PeopleSoft line.

UNIDENTIFIED PARTICIPANT

Even as effective as I think we've been in professional services, our data still shows that 80% of all the work implementing PeopleSoft goes to our business partners. And of course, the largest ones are the former PWC, now IBM, Accensure
(ph) , [Inaudible] , and our relationships with them are really quite good. I think one of the things that have helped drive our revenue is that our partnerships for the business partners has now included a footprint for PeopleSoft in every engagement.

So, there's few, if any, engagements of PeopleSoft where at least we have, we don't have some small footprint working collaboratively with the partners. And I think if you talk to the bearing points, talk to Ran Blazer (ph) , talk to Accensure (ph) , Steve James (ph) and ask them, is PeopleSoft a good partner or has their progress that I'm kind of hearing about in professional service, coming essentially at your expense?

I think they would tell you, it's not coming at our expense. I think they are a good partner. You know, we do collaborate now much better than when I joined the company four and a half years ago. And yes, the one constant that hasn't changed is, we're still only doing about 10 or 15% of all the work. We are a very, very bright spot for the consultants in the last 12 months. And if you talk to these companies, they'll say that PeopleSoft practice was one of the real bright spots for them in an otherwise pretty challenging year.

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Down here in the front. John?

JOHN ADAMS - ANALYST - HARKNESS

John Torey Adams (ph) , Harkness (ph) . Up until 2002, J.D. Edwards had a history of selling very large bundles of products, often in cases where customers didn't even activate many of the product categories that were included in those bundles. How did that impact your ability to cross sell into those customers now that you have a much fuller suite of products to offer?

MICHAEL GREGOIRE - PEOPLESOFT, INC. - EVP

Well, the license opportunity, although the product was delivered bundled, the license opportunity and the opportunity for increased license revenue was when additional users were then added and when functionality was turned on. So, while the total solution was delivered, it was contracted for and the license rights were contract for individually in terms of who was going to be utilizing those applications.

We're looking at the licensing components that we need to successfully utilize on a go forward basis. But it's our belief that as these new components of functionality are turned on, similar to the J.D. Edwards business process that was in place, then additional license opportunities will present themselves in users and in that increased functionality.

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

And I'm not sure, John, that J.D. Edwards kind of oversold the suite any more than PeopleSoft or SAP or Oracle. I think there's part of a sales process where there's a financial incentive to take more of the suite if the customer eventually anticipates that they'll want to use it. And so, there may be some cushion in there of non-deployed, but paid for applications. But A, I don't think it's any more than our own cushions, and then B, I think the upsell opportunity still exists, because J.D. Edwards, even in the case that they sold the entire suite, did not sell supplier relationship management, did not sell business analytics.

So, I think that remains even in the case where a customer who has licensed everything from J.D. Edwards is still a promising upsell opportunity.

CARA WILSON - PEOPLESOFT, INC. - VP, CORPORATE COMMUNICATIONS

Right there in the middle.

UNIDENTIFIED PARTICIPANT

A couple questions. One on product integration, actually I'll just lay out the product integration question first. When you look at the cross pollination that's taken place between the J.D. Edwards family and the PeopleSoft product family, are you really looking at this as a process level integration or are these two products going to be integrated at the data model level? Can you lay out sort of the different phases? Because integration can be a pretty broad concept and the difference what level at which you're planning this integration. Can you just lay that out?

RAM GUPTA - EXECUTIVE VICE PRESIDENT OF PRODUCTS AND TECHNOLOGY - PEOPLESOFT,
INC.

Sure. As I was talking this afternoon, I view integration at four levels. And the first thing I talked about was the process level, user interface level which is total and then the data level, which is where the warehouses come into play. So, at all of those two levels we are going to do this integration. The demonstration I did this afternoon, if you notice the J.D.E. application and the PeopleSoft application, you couldn't tell the difference. If you remember, they looked exactly the same, look and feel the same. The same user interface was there. And so, that's one level of integration.

The process integration was the one that was [Inaudible] messaging, our big industry application. And the third level of integration is the warehouse, where the data comes together from these two applications, of these two systems and would be available for reporting on those two purposes.

So, that solves the customers' problems. But when you're talking about the data model level integration, first of all, to make process level integration work, a lot of times you have a change out involved in both applications. You just can't keep messaging lingered on if the receiving ends are not accepting the data. It's hard to do that.

The second phase of what I was talking abut, IT transference, they found moving asset management or if they're moving real estate management from Enterprise I to Enterprise family, at that time, of course we look at the data model, offer both applications and see which one makes more sense and which [Inaudible] makes more sense in the going forward application. So, we would do that as part of our features list.

UNIDENTIFIED PARTICIPANT

Follow up question for Phil. On the sales integration side, could you add some clarity on how you're actually going to go to market, 'cause you've got three separate core bases? One was from J.D. Edwards and the PeopleSoft core base. It looks like an account executive can actually sell any of these products. And you have a

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

mid-market versus high-end segmentation. So, can you clarify a little bit? If you throw in this mix, how do you actually go to market with two separate core bases versus the old approach where you had point reps for CRM for supply chain with finance and HR, net new versus install base. So, how does it all boil together when you try to execute on the sales side?

PHIL WILMINGTON - EXECUTIVE VICE PRESIDENT OF FIELD OPERATIONS - PEOPLESOFT,
INC.

I'll try not to overcomplicate the answer to a very complex question, but it's a great question. First of all, you have two leading product platforms going forward to drive the new business opportunities. You have PeopleSoft Enterprise and you have PeopleSoft Enterprise I. Now, PeopleSoft Enterprise I, which has the J.D. Edwards foundation or core, will be the lead product the majority of the time for the mid-market or the mid enterprise. We believe it's the right product combination, the right speed of implementation. We believe that that will provide us the greatest advantage in the mid-enterprise.

But a rep does have the ability, within specific industries, to select from the other product portfolio if necessary. If it's a smaller service-based organization like a financial services institution, as an example, they might opt for the business solution to be selected from the PeopleSoft Enterprise portfolio. The same is true in certain industries where J.D. Edwards has already established a leadership position. Life sciences is a good example.

So, size of entity is only one characteristic. It is a characteristic where you begin to determine the lead product. The customers don't think of themselves as mid enterprise. They think of themselves as successful entities in financial services or life sciences or construction, et cetera. So size of entity is only one leading indicator of proper product selection. Industry is the other and we have crossed, we have trained our organizations to be able to qualify properly and then select through their qualification process the right application set to be again to address the opportunity.

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

We had some degree of almost concern about how this was going to be received in the marketplace and we wound up with this product strategy through our customer base feedback.

Yesterday I was in the Midwest at an eight billion dollar medical device company, so this was clearly above a billion dollars. But the CIO's enterprise infrastructure vision was J.D. Edwards for the MRP at the divisional level, PeopleSoft as the enterprise wide financials and HR solution. And there wasn't the slightest bit of concern that there was the beginning of difficulty of integration. As a matter of fact I think that there was a degree of comfort that should the MRP decision, which had been made on a divisional basis, ever enlarge to an enterprise wide MRP solution that there would be an advantage in being able to migrate up at that point in the future.

So we're not feeling any speed bumps here. We're not feeling any seams as we match the best product by industry to the customer. And it's been very reassuring.

UNIDENTIFIED PARTICIPANT

Hi. Sorry. I believe you said that the combined sales forces are on one sales management and tracking platform. Does that mean that you've gone through the aggregate pipeline and grading it like the old PeopleSoft did?

And secondly, how have you rationalized the two different commission structures within the aggregate sales force?

UNIDENTIFIED PARTICIPANT

Yes we've gone through the pipelines. We've brought those together. We've identified the small number of opportunities where we were both competing in a particular opportunity and we were joint selling those and we were looking to the customer to provide us guidance in terms of the right way to service the account.

The commission structures were actually very close in terms of targeted earnings. And we see consistency in the way that the organizations were in sending their sales forces.

That's important because from a retention standpoint we don't see life changing dramatically for either organization. We believe that the way people were compensated, the way that they were incented is very, very consistent. But the number of opportunities, as I said, where we were - where we were competing in the field did not have, there wasn't a lot of redundancy there.

UNIDENTIFIED PARTICIPANT

Over here?

BRUCE BURGMAN BRAD BROTHERS HARROWMAN

Bruce Burgman (ph) , Brad Brothers Harrowman (ph) .

An important motivation behind the merger is the ability to focus on mid-sized accounts like with the smaller than some of your historical. And in that sense you'll be competing with a broader and more fragmented group of competitors. In particular I'm thinking that IT services where the buzzword of the week is BPO and the focus markets are HR and finances accounting.

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

To what degree do you think you'll be running into that segment of competition? And more importantly, for the smaller and more price sensitive or complexity averse customer base, what's the likelihood that at some point you'll become a turnkey outsourcer or facilitate that kind of turn-key outsourcing?

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

Well, first of all these incarnations of delivery of Enterprise software continue. Four years ago hosting was really big and highly anticipated delivery mechanism. Business process outsourcing is currently gaining some visibility and some high expectations.

We have always dealt with both of those. Our product was hosted four and half years ago by 13 hosting companies. In the business process outsourcing business, most of the large BPOs offer our product, offer our product. Hewlett offers, Hewlett's the largest outsourcer of HR. They build their service in PeopleSoft and every time they sign up a customer we get a license fee.

IBM, Accenture, I think - I think, I may be wrong, but I think this business process outsourcing is one of the higher growth areas of Accenture's in the last six months. Accenture has chosen PeopleSoft as their outsource enterprise software.

Lastly, we have our own delivery vehicle that is hosted and that is something called PeopleSoft eCenter. The sales of that service is done through Phil and Hugh's (ph) organization. The infrastructure is provided by HP and their data centers. And I think we have about 60 customers that take advantage of that hosting capability directly from PeopleSoft.

The answer to the question is it conceivable that PeopleSoft could itself extend to a BPO an offer the service instead of the software is if that's what the marketplace wants to buy that's certainly what we'll do.

So right now I still think it's a minority of demand and we've covered it with partners and they're happy. Customers seem to be happy. But if it gains momentum, then, you know, PeopleSoft would certainly have to take a look at it.

UNIDENTIFIED PARTICIPANT

The gentleman with the tan jacket in back.

NATHAN SCHNEIDERMAN WEDBUSH MORGAN SECURITIES

Hi. Thanks a lot. Nate Schneiderman, Wedbush Morgan.

A couple of questions for you, PeopleSoft Connect's about a week and a half away. What's the preliminary count of J.D. Edwards's customers you expect to be at that event or that have signed up thus far?

UNIDENTIFIED PARTICIPANT

We expect that the J.D. Edwards customers, we'll probably get somewhere around 500 J.D. Edwards customers this year. We, of course, started marketing to them after the acquisition and they did just come off of a user conference in June. So we think it'll be a small base this year but a good base from the Western part of the United States.

NATHAN SCHNEIDERMAN WEDBUSH MORGAN SECURITIES

OK. And then a few questions on the consulting side. You said that PeopleSoft primes about 22% of engagements. What's that number for J.D. Edwards? And then also can you explain the strategy, if any, for cross training each other's consultants on the products for example the J.D. Edwards Professional Service, your professional services head count on the J.D. Edwards side. They stick with the World and the One products or do they get cross-trained on implementing PeopleSoft products and then vice versa from the PeopleSoft side? Thank you.

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

Sure. With respect to the training of the consultants, it's usually very disciplined on the product. We had domain expertise, a person that intimately understands how benefits work or a customer, I'm mean, sorry, a consultant that intimately understands Sarbanes Oxley. That's a very domain specific resource that can be applied to both product sets because it's business knowledge.

When it comes to the, you know, of the implementation of the product itself, that's usually very product specific and what we're doing with that is making sure that consultants have the ability to become entrenched in Enterprise, Enterprise One, or World products. It's a career path for consultants that, you know, continuously look for new challenges. And they have, that's part of our retention strategy is giving them the opportunity to learn different products, different tool sets.

It gets more focused at the tools base. As you know the J.D. Edwards tools are built in one tool set, PeopleSoft built in another. Those are very specific skill sets. I don't see a whole lot of cross training between those two. And the integration of these new products would be common across all of the different products, so we can try to integrate these products together.

On the priming side, this is an area where I think we're going to grow. J.D. Edwards does not do a lot of priming with respect to the implementation of their products. This is an area where we've definitely got a dramatic increase on the PeopleSoft side. And this

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

is something we want to cross-pollinate on the J.D. Edwards side by putting them through project management training, getting them PMI certified, which is the designation that's the highest level of designation you can for project management. And we're going to try and drive as much of that as we possibly can in 2003 so we're well positioned in 2004 to handle customers' needs for priming projects.

UNIDENTIFIED PARTICIPANT

Here in the back.

JASON INERT MERRILL LYNCH GLOBAL SECURITIES

Hi. I'm Jason Inert (ph) from Merrill Lynch.

Three questions for Ram on the IP transfer. First, who manages product definition and feature enhancement? Second, who will maintain the version in between the core IP base, or the Enterprise or Enterprise One? And third, what is the pricing look like in terms of, you know, say SRM between the two different product lines?

RAM GUPTA - EXECUTIVE VICE PRESIDENT OF PRODUCTS AND TECHNOLOGY - PEOPLESOFT,
INC.

Let me take the first two and I think Baer Tierkel can fill his part on the pricing part.

The first thing I think I had to say was that who defined the product features? And today we have structured each of the product line has a general manager. A general manager has the vice president of product strategy, product management. These are the guys who work very closely with the feed organization, those organizations and these organizations and my organization. They work very closely with the customers and based on the input they are figuring what new stuff, what feature function, by product buying this by country in cases that need to make into the parts.

And on top of that then we sit down together as a dealer and myself and review the portfolio of what all needs to be done and look at the amount of money that we have that we can invest into that outfit.

So it's a process that is has two parts to the customer driven in market, customer driven in customer supply coming in. And market driven with a lot of interaction with the feed organization that defines the feature sets.

I'm not sure I understood your versioning question. Could you elaborate on that again?

JASON INERT MERRILL LYNCH GLOBAL SECURITIES

If you make a core IP transfer, let's say from Enterprise One to Enterprise, would that mean that you'll basically have a different version of the SRM product than for the Enterprise? Will the core base then be managed, will both versions be managed on the same track or will you end up having to make different alterations and then theoretically just have two separate, say, SRM product lines that'll have maybe different input in terms of timing and, say, specific features?

RAM GUPTA - EXECUTIVE VICE PRESIDENT OF PRODUCTS AND TECHNOLOGY - PEOPLESOFT,
INC.

So the prime objective is if we can do, have common components for example a common component for SRM that we can feed into both of the product line. That would be wonderful.

But the reality in most of the cases is, especially with somebody else in the industry, if you're selling Enterprise One in a certain industry, that requires special features in SRM. We have to build them. We build them.

So I think over time we would do our best to keep a commonalities in both products as IP is being transferred. But chances are some of the diversions would make them very integral.

The key point from my - from our organization is to make sure that our divergence are coming is as they're closer to coming in from the field and customer. We try to maintain a commonality as much as we can.

BAER TIERKEL - EVP WORLDWIDE MARKETING - PEOPLESOFT, INC.

As it relates to the pricing component of the question, currently the PeopleSoft Enterprise One product is licensed by user or on a user count basis. And the PeopleSoft Enterprise product is appraised with what people saw as the position in our marketplaces. Enterprise based pricing or pricing that's based on the size of the entity that is utilizing the particular application.

The tremendous advantage in that is that the pricing mechanism should not encumber the deployment or use of an application by an entity. And we're really leading with that definition. It's impossible in Internet, in the Internet world to define a user.

As Enterprises extend the application outside the walls of the traditional Enterprise, users are impossible to define for the count. So we've led the industry in the definition of an Enterprise pricing model that bases the application product price or license fee on size of entity using the application.

Currently, and until the end of the year, we're proceeding with both of those pricing models for those modules. But we feel that the pricing decisions that we'll be making as we roll into 2004 need to

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

take into consideration two things. One, proper Enterprise pricing that allows the application to be deployed over the Internet without debating with customers what type of user there is but also taking advantage of the user base type of entry price for the smaller or mid enterprise. We have not finalized that decision at this time but we've chosen not to interrupt the pricing model so that we don't interrupt the revenue stream in Q3 and Q4. We will finalize that decision by the end of this year, roll out the pricing model in 2004.

UNIDENTIFIED PARTICIPANT

OK. We've got time for one last question. How about in the very back in the white shirt?

UNIDENTIFIED PARTICIPANT

Thank you. Charles (ph) [Inaudible] with Tampa Burnstein (ph) . I guess I had a question for Mike and then a second one for either Mike (ph) or Kevin.

Mike, could you talk a little bit about the differences between the customer bases of J.D. Edwards and PeopleSoft and their implementation needs and how that might impact the transferability of PeopleSoft's consulting model to the J.D. Edwards franchise?

And then could you, either one of you two, clarify the interaction between increased expectations for implementations revenues coupled with $30 to $40 million of cost savings from enhanced utilization rates in what appears to be the context of no change in your head count of available consultants?

UNIDENTIFIED PARTICIPANT

Sure. I'll go through the first part and get Kevin to help me out with the second.

With the first part of your question, I believe when I've interviewed the people at J.D. Edwards it is clearly a focus issue and a size, scale issue. They're trying to sell many software and their intention is to drive the software license number. And in driving the software license number they've focused all of their relatively small consulting organization on net new software deals and left most of the customer base unmined. And this is an area where I see good opportunity.

J.D. Edwards and the fact that J.D. Edwards people and the professionals that ran that organization they said we always wanted to have targeted marketer programs, targeted package delivery into the customer base but we're just so busy working on the net new license deals we just never had the capacity and the focus to go back and work with the customer base.

And when I talked to the customers in that customer base and they hear what we do in the professional services side for other PeopleSoft customers, they're extremely, extremely impressed and excited about having the ability to get some of those modules that had not been installed or getting a detailed packaged implementation to upgrade in a lab in a vanilla oriented fashion and fixed price, these are things that are extremely, extremely beneficial to our customer base as well the J.D. Edwards customer base. So I see a lot of upside there.

With respect to utilization, you know utilization's a double-edged sword. It works very simply in concept, very difficult in implementation. We're driving the business consistently to be 65 and 75% utilization. If we don't have the ability to drive that utilization, then we're going to go take a look at our head count. And if we take a look at our head count and we feel that we don't have the business to be able to drive that, then we're going to deal with that in a very responsible fashion.

The fact of the matter is, we think that there is a lot of - we think we have just the right capacity to drive with that you're recommending is getting into that J.D. Edwards customer base, continuing to get these new products integrated, continuing to drive the business like we have been for the last three years. So right now I think we have the right capacity and we're going to manage to that.

Kevin, do you have a ...

KEVIN PARKER - EXECUTIVE VICE PRESIDENT AND CFO - PEOPLESOFT, INC.

I think the other part about that is, well the head count has changed. There's a dynamic underneath that that has been ongoing in PeopleSoft's history in the professional services. And that is the matching of resources with opportunity.

That is, we move resources from different areas of the country, different industry specialization, different expertise in different areas, the head count is constantly changing underneath that. While our overall head count has remained relatively constant.

There's two ways to increase utilization, spread the same business over a smaller head count or get larger business spread over - the same head count over a larger business. And we're really focused on getting a larger revenue over the same head count.

The other point that Mike (ph) , I think, alluded to in the professional services business is while we're not changing professional consultants, we are duplicating middle managers layers by increasing the span of control. We have the ability to drive lower costs of operations for our overall services business. We're not impacting the billable consultants underneath that.

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

                                                                FINAL TRANSCRIPT

PSFT - PEOPLESOFT ANALYST DAY

UNIDENTIFIED PARTICIPANT

OK. Thank you. That concludes our question and answer session. I'd like to pass it back to Craig for some closing remarks.

CRAIG CONWAY - PRESIDENT, CEO AND DIRECTOR - PEOPLESOFT, INC.

OK, two things. One, I'm going to encourage you to do something that very few companies would encourage you to do and that is during the cocktail party of hour or whatever this is, talk to these executives and also the general managers those on the row but full of nothing but general managers. These are the people that run the divisions.

You know when I was not a CEO of the company, when I was in their position, when we come to our analyst day what was always humored in was do not to talk to the analyst. And if you see a press person, run in the other direction because by God, you never know what you're going to say. I want you talk to the general managers.

The general managers have all almost universally run companies. They're the main expertise's deep. They're currently running $100, $200, $300 million operations at PeopleSoft. They've got four, five, 600, maybe a thousand people reporting to them. They are going to be the people that deal with the strategy question back there. They are the people that are going to be talking about the transference that Ram mentioned of the domain expertise and the intellectual capital. They'll be dealing with that. They'll be top - they are the ones that have the task of achieving immediate integration, seamless integration, integration that can't be determined with the naked eye. They can't be delineated by the naked eye.

And so think, you know, one thought is please talk to them as well as everybody up here. That's something we want - we want you to do and want to encourage you to do.

The second thought I wanted to leave you with was the one I started with. This acquisition of J.D. Edwards was never intended as a consolidation play. This was never intended to figure out how to drive down the size of the product line, the size of the offering, upgrade people, coerce or enable a revenue stream by a consolidation play. This was all about growing. And the genesis for this acquisition came through two things.

One, a management team, senior management team at PeopleSoft felt that they had built an organization that could operate at a higher scale than we were operating at. The management organization at PeopleSoft had the confidence that they could take on SAP at a higher scale, a three billion dollar scale or on a four billion dollar scale. That was the first genesis.

The second genesis was the meeting's with Bob Dukowski (ph) . Where Bob's (ph) not the type, J.D. Edwards is not the type, J.D. Edwards and their desire and willingness to compete with one other company, one other company ahead of us was high. And so in the end everybody looked at each other in the eye, everybody had the confidence in themselves and their teams and they took on this challenge. And I think you, I hope, that you come away from this last two hours with a sense that everyone here is confident. Everyone here is committed. Everyone here is challenged. And everyone here is tremendously excited.

So please feel free to ask any of them any of that. We're thrilled that you came to listen to us today and we're looking forward to staying in touch with you in the months ahead.

Thanks.

DISCLAIMER

CCBN reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES CCBN OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
(C)2002, CCBN, Inc. All Rights Reserved.

CCBN STREETEVENTS   streetevents@ccbn.com    617.603.7900   www.streetevents.com

===============================================================================

                            Non-GAAP Financial Measures

Certain financial information and projected results of operations referenced in the PeopleSoft Analyst Day presentation on September 4, 2003 included non-GAAP financial measures.

The Company uses non-GAAP financial measures because they provide meaningful information regarding the Company's operational performance and facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results.

The Company uses non-GAAP financial measures in projections of future performance and results based on the Company's best estimates and what the Company believes are reasonable and appropriate assumptions to provide what the Company believes is meaningful information to shareholders and analysts.

The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency. The Company has reported similar non-GAAP financial measures to investors and believes that the inclusion of comparative numbers provides for greater comparability in our financial reporting. The non-GAAP to GAAP reconciliations are filed as exhibit (a)(54) to Amendment No. 8 to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 relating to Oracle's hostile tender offer for all outstanding Company capital stock.

The non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.